EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN

ORITANI FINANCIAL CORP.

AND

GREATER COMMUNITY BANCORP

NOVEMBER 13, 2007

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions	2
ARTICLE II THE MERGER		9
2.1.	Merger	9
2.2.	Effective Time	10
2.3.	Certificate of Incorporation and Bylaws	10
2.4.	Directors and Officers of Surviving Corporation	10
2.5.	Additional Directors of OFC and Oritani Savings Bank; Advisory Board	10
2.6.	Effects of the Merger	11
2.7.	Tax Consequences	11
2.8.	Possible Alternative Structures	11
2.9.	Bank Merger	11
2.10.	Additional Actions	12
ARTICLE III CONVERSION OF SHARES		12
3.1.	Conversion of GCB Common Stock; Merger Consideration	12
3.2.	Election Procedures	13
3.3.	Procedures for Exchange of GCB Common Stock	16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GCB		19
4.1.	Standard	19
4.2.	Organization	19
4.3.	Capitalization	20
4.4.	Authority; No Violation	21
4.5.	Consents	22
4.6.	Financial Statements	22
4.7.	Taxes	24
4.8.	No Material Adverse Effect	24
4.9.	Material Contracts; Leases; Defaults	24
4.10.	Ownership of Property; Insurance Coverage	26
4.11.	Legal Proceedings.	27
4.12.	Compliance With Applicable Law	27
4.13.	Employee Benefit Plans	29
4.14.	Brokers, Finders and Financial Advisors	31
4.15.	Environmental Matters	32
4.16.	Loan Portfolio and Investment Securities	33
4.17.	Securities Documents	34
4.18.	Related Party Transactions	35
4.19.	Deposits	35
4.20.	Required Vote	35
4.21.	Registration Obligations	35
4.22.	Risk Management Instruments	35
4.23.	Fairness Opinion	36
4.24.	Trust Accounts	36
4.25.	Intellectual Property	36
4.26.	Labor Matters	36
4.27.	GCB Information Supplied	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF OFC		37
5.1.	Standard	37
5.2.	Organization	37
5.3.	Capitalization	38
5.4.	Authority; No Violation	39
5.5.	Consents	39
5.6.	Financial Statements	40
5.7.	Taxes	41
5.8.	No Material Adverse Effect	42
5.9.	Ownership of Property; Insurance Coverage	42
5.10.	Legal Proceedings	43
5.11.	Compliance With Applicable Law	43
5.12.	Employee Benefit Plans	44
5.13.	Environmental Matters	45
5.14.	Loan Portfolio	46
5.15.	Securities Documents	47
5.16.	Brokers, Finders and Financial Advisors	47
5.17.	OFC Common Stock	47
5.18.	Material Contracts	47
5.19.	Deposits	47
5.20.	Related Party Transactions	48
5.21.	Required Vote	48
5.22.	Adequate Cash	48
5.23.	Ownership of OFC Common Stock	48
5.24.	OFC Information Supplied	48
ARTICLE VI COVENANTS OF GCB		49
6.1.	Conduct of Business	49
6.2.	Current Information	53
6.3.	Access to Properties and Records	54
6.4.	Financial and Other Statements	55
6.5.	Maintenance of Insurance	55
6.6.	Disclosure Supplements	55
6.7.	Consents and Approvals of Third Parties	56
6.8.	All Reasonable Efforts	56
6.9.	Failure to Fulfill Conditions	56
6.10.	No Solicitation	56
6.11.	Reserves and Merger-Related Costs	59
6.12.	Board of Directors and Committee Meetings	59
6.13.	GCB DRIP	59
ARTICLE VII COVENANTS OF OFC		60
7.1.	Conduct of Business	60
7.2.	Current Information	60
7.3.	Financial and Other Statements	60
7.4.	Disclosure Supplements	61
7.5.	Consents and Approvals of Third Parties	61
7.6.	All Reasonable Efforts	61

(ii)

7.7.	Failure to Fulfill Conditions	61
7.8.	Employee Benefits	61
7.9.	Directors and Officers Indemnification and Insurance	63
7.10.	Stock Listing	65
7.11.	Stock and Cash Reserve	65
7.12.	Section 16(b) Exemption	65
ARTICLE VIII REGULATORY AND OTHER MATTERS		65
8.1.	GCB and OFC Shareholder Meetings	65
8.2.	Joint Proxy Statement-Prospectus	66
8.3.	Regulatory Approvals	67
8.4.	Affiliates	68
ARTICLE IX CLOSING CONDITIONS		68
9.1.	Conditions to Each Party’s Obligations under this Agreement	68
9.2.	Conditions to the Obligations of OFC under this Agreement	69
9.3.	Conditions to the Obligations of GCB under this Agreement	70
ARTICLE X THE CLOSING		70
10.1.	Time and Place	70
10.2.	Deliveries at the Pre-Closing and the Closing	71
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		71
11.1.	Termination	71
11.2.	Effect of Termination	73
11.3.	Amendment, Extension and Waiver	74
ARTICLE XII MISCELLANEOUS		75
12.1.	Confidentiality	75
12.2.	Public Announcements	75
12.3.	Survival	75
12.4.	Notices	76
12.5.	Parties in Interest	76
12.6.	Complete Agreement	77
12.7.	Counterparts	77
12.8.	Severability	77
12.9.	Governing Law	77
12.10.	Interpretation	77
12.11.	Specific Performance	78
12.12.	Disclosure Schedule	78

Exhibit A	Form of GCB Voting Agreement
Exhibit B	MHC Voting Agreement
Exhibit C	Form of Bank Merger Agreement
Exhibit D	Affiliates Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 13, 2007, by and between Oritani Financial Corp., a federal corporation (“OFC”), and Greater Community Bancorp, a New Jersey corporation (“GCB”).

WHEREAS, the Board of Directors of each of OFC and GCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, GCB will merge with and into OFC (the “Merger”), and immediately thereafter Greater Community Bank (“GC Bank”), a New Jersey chartered commercial bank and wholly owned subsidiary of GCB, will be merged with and into Oritani Savings Bank (“Oritani Savings Bank”), a New Jersey chartered stock savings bank and wholly owned subsidiary of OFC; and

WHEREAS, as a condition to the willingness of OFC to enter into this Agreement, the directors of GCB listed on GCB DISCLOSURE SCHEDULE A-1 have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with OFC (the “GCB Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of GCB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the GCB Voting Agreements; and

WHEREAS, as a condition to the willingness of GCB to enter into this Agreement, Oritani Financial Corp. has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with GCB (the “MHC Voting Agreements”), pursuant to Oritani Financial Corp., MHC has agreed to vote all shares of common stock of OFC owned by it in favor of the approval of this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.           Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).  Other terms used herein are defined in the preamble and elsewhere in this Agreement.

“Advisory Board” shall have the meaning set forth in Section 2.5.

“Affiliate” shall mean, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, and any amendment hereto.

“Applications” shall mean the applications for Regulatory Approvals that are required by the transactions contemplated hereby.

“Acquisition Proposals” shall have the meaning set forth in Section 6.10(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.10(a).

“Bank Merger” shall mean the merger of GC Bank with and into Oritani Savings Bank, with Oritani Savings Bank as the surviving institution, which merger shall occur immediately following the Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS, the FRB, the FDIC and the Department, which regulates Oritani Savings Bank or GC Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Call Reports” shall mean the quarterly reports of income and conditions required to be filed with the FDIC.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.1.3.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.3.

“Cash Option Payment” shall have the meaning set forth in Section 3.3.9.

“Certificate” shall mean certificates evidencing shares of GCB Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1.

“Continuing Employees” shall have the meaning set forth in Section 7.8.2.

“CRA” shall have the meaning set forth in Section 4.12.3.

“Defined Benefit Plan” shall have the meaning set forth in Section 4.13.3.

“Department” shall mean the New Jersey Department of Banking and Insurance and where and as appropriate shall include the New Jersey Commissioner of Banking and Insurance.

”Director SERP” shall have the meaning set forth in Section 7.8.6.

“Directors Plans” shall have the meaning set forth in Section 7.8.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and

all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer & Trust Company, or such other bank or trust company or other agent designated by OFC, and reasonably acceptable to GCB, which shall act as agent for OFC in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall mean a quotient (carried to the fourth decimal place) (a) the numerator of which is $21.40 and (b) the denominator of which is the OFC Market Value, provided however, that in no event shall the Exchange Ratio be greater than 1.4588 or less than 1.1935, subject to adjustment as provided in Section 3.1.5.

“Favorable Letter” shall have the meaning set forth in Section 4.13.2.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Boston.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“GCB” shall mean Greater Community Bancorp, a New Jersey corporation, with its principal offices located at 55 Union Boulevard, Totowa, New Jersey, 07512.

“GCB Common Stock” shall mean the common stock, par value $0.50 per share, of GCB.

“GCB Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“GCB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered contemporaneously with this Agreement by GCB to OFC in accordance with Article IV of this Agreement.

“GCB DRIP” shall mean the Dividend Reinvestment Plan and Stock Purchase Plan of GCB.

“GCB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of GCB and subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of GCB and subsidiaries for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in GCB’s annual report for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statements of GCB and subsidiaries as of the end of each calendar quarter following December 31, 2006 and for the periods then ended, as filed by GCB in its Securities Documents.

“GCB Insiders” shall have the meaning set forth in Section 7.12.

“GCB Option” shall mean an option to purchase shares of GCB Common Stock granted pursuant to the GCB Stock Benefit Plans and as set forth in GCB DISCLOSURE SCHEDULE 4.3.1.

“GCB Recommendation” shall have the meaning set forth in Section 8.1.

“GCB Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“GCB Regulatory Reports” shall mean the Call Reports of GC Bank and accompanying schedules, for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date, and all reports filed with the FRB by GCB from March 31, 2007 through the Closing Date.

“GCB Section 16 Information” shall have the meaning set forth in Section 7.12.

“GCB Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“GCB Stock Benefit Plans” shall mean the GCB 2001 Employee Stock Option Plan and the GCB 2001 Stock Option Plan for Nonemployee Directors, and the 2006 Long-Term Stock Compensation Plan, and any amendments thereto.

“GCB Subsequent Determination” shall have the meaning set forth in Section 6.10(e).

“GCB Subsidiary” shall mean any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by GCB or GC Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of GC Bank.

“GC Bank” shall mean Greater Community Bank, a New Jersey chartered commercial bank, with its principal offices located at 55 Union Boulevard, Totowa, New Jersey, 07512, which is a wholly owned subsidiary of GCB.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.13.2.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to OFC or GCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of OFC and the OFC Subsidiaries taken as a whole, or GCB and the GCB Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either GCB, on the one hand, or OFC, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses (inclusive of the change in control, severance and related payments to be made to employees at or subsequent to the Closing Date in accordance with the GCB or OFC DISCLOSURE SCHEDULES) incurred by the parties hereto in consummating the transactions contemplated by this Agreement (and any loss of personnel subsequent to the date of this Agreement), (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of OFC or GCB, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, (g) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index), or (g) any acts of GCB, and any charge or reserve taken by GCB at the request of OFC pursuant to Section 6.11.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9.3.

“Merger” shall mean the merger of GCB with and into OFC (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or OFC Common Stock, or combination thereof, in an aggregate per share amount to be paid by OFC for each share of GCB Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of OFC Common Stock to be offered to holders of GCB Common Stock in connection with the Merger.

“Nasdaq” shall mean the Nasdaq Global Market.

“NJBCA” shall mean the New Jersey Business Corporation Act, as amended.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Non-Exchangeable Shares” shall have the meaning set forth in Section 3.1.2.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10(e).

“OFC” shall mean Oritani Financial Corp., a federal corporation, with its principal executive offices located at 370 Pascack Road, Township of Washington, New Jersey, 07676.

“OFC Common Stock” shall mean the common stock, par value $.01 per share, of OFC.

“OFC DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered contemporaneously with this Agreement by OFC to GCB in accordance with Article V of this Agreement.

“OFC Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of OFC and subsidiaries as of June 30, 2007 and 2006 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of OFC and subsidiaries for each of the three years ended June 30, 2007, 2006 and 2005, as set forth in OFC’s annual report for the year ended June 30, 2006, and (ii) the unaudited interim consolidated financial statements of OFC and subsidiaries as of the end of each calendar quarter following June 30, 2007, and for the periods then ended, as filed by OFC in its Securities Documents.

“OFC Market Value” shall mean, as of any date, the average of the closing sales price of a share of OFC Common Stock, as reported on Nasdaq, for the twenty (20) consecutive trading days ending on the second trading day preceding the date as of which the OFC Market Value is determined.

“OFC Regulatory Agreement” shall have the meaning set forth in Section 5.11.3.

“OFC Regulatory Reports” shall mean the Call Reports of Oritani Savings Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date, and all Reports filed with the OTS by OFC from March 31, 2007, through the Closing Date.

“OFC Shareholders Meeting” shall have the meaning set forth in Section 8.1.2.

“OFC Subsidiary” shall mean any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by OFC or Oritani Savings Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Oritani Savings Bank.

“Oritani Savings Bank” shall mean Oritani Savings Bank, a federally chartered stock savings association, with its principal offices located at 370 Pascack Road, Township of Washington, New Jersey, 07676,which is a wholly owned subsidiary of OFC.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“OTS Regulations” shall mean Title 12, Code of Federal Regulations, Chapter V.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulatory Approvals” shall mean the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.4.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiaries” shall mean, with respect to GCB, the GCB Subsidiaries, and with respect to OFC, the OFC Subsidiaries.

“Superior Proposal” shall have the meaning set forth in Section 6.10(e).

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean July 31, 2008.

“Treasury Regulations” shall have the meaning set forth in Section 7.8.6.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Trust” shall have the meaning set forth in Section 4.3.1.

ARTICLE II
THE MERGER

2.1.           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) GCB shall merge with and into OFC, with OFC as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of GCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of GCB shall be vested in and assumed by OFC.  As part of the Merger, each share of GCB Common Stock (other than Non-Exchangeable Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.  Immediately after the Merger, GC Bank shall merge with and into Oritani Savings Bank, with Oritani Savings Bank as the resulting institution.

2.2.           Effective Time.

The Closing shall occur no later than the close of business on the fifth business day following the latest to occur of  (i) the receipt of all Regulatory Approvals, (ii) GCB shareholder approval of the Merger, (iii) OFC shareholder approval of the Merger, or (iv) the passing of any applicable waiting periods required under law, or (iv)  the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, or at such other date or time upon which OFC and GCB mutually agree in writing (the “Closing”). The Merger shall be effected by the filing of the Articles of Combination with the OTS in accordance with OTS Regulations, and a certificate of merger with the New Jersey Office of the Secretary of State in accordance with the NJBCA on the day of the Closing (the “Closing Date”), in accordance with the applicable law.  The “Effective Time” means the date and time upon which the Articles of Combination are filed with the OTS and the certificate of merger is filed with the New Jersey Office of the Secretary of State, or as otherwise stated in the Articles of Combination and the certificate of merger, in accordance with OTS Regulations and the NJBCA.

2.3.           Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of OFC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.           Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of OFC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of OFC immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.            Additional Directors of OFC and Oritani Savings Bank; Advisory Board.

Prior to the Effective Time, OFC shall take action necessary to increase the number of persons constituting the Board of Directors of OFC and Oritani Savings Bank by two persons, and immediately after the Effective Time, OFC shall take all actions necessary to elect Alfred R. Urbano and Charles J. Volpe to the OFC and the Oritani Savings Bank Boards of Directors for a term of not less than one year.  In addition, effective immediately after the Effective Time, each person who serves on the Board of Directors of GCB both on the date of this Agreement and as of the Effective Time (except for the two persons who join the OFC and Oritani Savings Bank Board of Directors in accordance with the previous sentences) shall be appointed to the Oritani Savings Bank Advisory Board (the “Advisory Board”).  The Advisory Board shall be continued

for a period of at least one year following the Effective Time. OFC shall appoint a former director of GCB as the Chairman of the Advisory Board.  The Advisory Board shall meet quarterly, and each advisory board member shall receive a fee of $2,500 for each quarterly meeting attended, and shall be entitled to indemnity rights with respect to their service on the Advisory Board to the fullest extent permitted by law.

2.6.           Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the HOLA, OTS Regulations and the NJBCA.

2.7.           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its commercially reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither OFC, GCB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  OFC and GCB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.8.           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time OFC shall be entitled to revise the structure of the Merger or the Bank Merger, including without limitation, by merging GCB into a wholly owned subsidiary of OFC, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to GCB shareholders as a result of the modification; (iii) the consideration to be paid to the holders of GCB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger or otherwise delay the Closing or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled in a timely manner.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure, all of which shall be mutually acceptable to the parties.

2.9.           Bank Merger

OFC and GCB shall use their reasonable best efforts to cause the merger of GC Bank with and into Oritani Savings Bank, with Oritani Savings Bank as the surviving institution, to occur as soon as practicable after the Effective Time.  In addition, following the execution and delivery of this Agreement, OFC will cause Oritani Savings Bank, and GCB will cause GC Bank, to execute and deliver the Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit C.

2.10.          Additional Actions

If, at any time after the Effective Time, OFC shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OFC its right, title or interest in, to or under any of the rights, properties or assets of GCB or GC Bank, or (ii) otherwise carry out the purposes of this Agreement, GCB and its officers and directors shall be deemed to have granted to OFC an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OFC its right, title or interest in, to or under any of the rights, properties or assets of GCB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the OFC are authorized in the name of GCB or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1.           Conversion of GCB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of OFC, GCB or the holders of any of the shares of GCB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.                      Each share of OFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.                      All shares of GCB Common Stock held in the treasury of GCB (“Treasury Stock”) and each share of GCB Common Stock owned by OFC or any OFC Subsidiary immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (collectively, the “Non-Exchangeable Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.                      Subject to the provisions of this Article III, each share of GCB Common Stock issued and outstanding immediately prior to the Effective Time (other than the Non-Exchangeable Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(A)           for each share of GCB Common Stock with respect to which an election to receive cash has been effectively made and not revoked, pursuant to Section 3.2 (a

“Cash Election”), cash from OFC in an amount equal to $21.40 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B)           for each share of GCB Common Stock with respect to which an election to receive OFC Common Stock has been effectively made and not revoked, pursuant to Section 3.2 (a “Stock Election”), the number of shares of OFC Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”);

(C)           a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election” and collectively the “Mixed Election Shares”); and

(D)           for each share of GCB Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked, pursuant to Section 3.2 (collectively, “Non-Election Shares”), such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

3.1.4.             After the Effective Time, shares of GCB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by GCB on such shares of GCB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5.             In the event OFC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OFC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction (including any exercise of any Rights by any Person pursuant to which OFC receives less than fair market value, which may be measured as of the date of the grant of the Right, for such shares) with respect to the outstanding OFC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to provide the holders of GCB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that no such adjustment shall be made with regard to OFC Common Stock if OFC issues additional shares of Common Stock and receives fair market value consideration for such shares and provided, further, that no adjustment shall be made with regard to OFC Common Stock as a result of the grant of equity awards by OFC pursuant to a stockholder approved plan.

3.2.           Election Procedures.

3.2.1.             Holders of GCB Common Stock may elect to receive shares of OFC Common Stock or cash (in either case without interest) in exchange for their shares of GCB Common Stock in accordance with the procedures set forth herein; provided that, in the aggregate, and subject to the provisions of this Section 3.2, 60% of the total number of shares of GCB Common Stock issued and outstanding at the Effective Time, excluding any Non-Exchangeable Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of GCB Common Stock shall be converted into the Cash Consideration.  Shares of GCB Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of GCB Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of GCB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”  The aggregate number of shares of GCB Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2.                      An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as GCB and OFC shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as OFC and GCB shall mutually agree (the “Mailing Date”) to each holder of record of GCB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of GCB Common Stock held by such holder, in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 3.1.3, (iii) to elect to receive the Stock Consideration for a part of such holder’s GCB Common Stock and the Cash Consideration for the remaining part of such holder’s GCB Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or OFC Common Stock for such shares.  A holder of record of shares of GCB Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of GCB Common Stock held by such Representative for a particular beneficial owner.  Any shares of GCB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3.                      To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New Jersey time, on the 20th day following the Mailing Date (or such other time and date as OFC and GCB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  GCB shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as OFC may permit, to all persons who become holders (or beneficial owners) of GCB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  GCB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed and duly executed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates (including delivery by electronic book-entry form) or the guaranteed delivery of such Certificates) representing all shares of GCB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If an

GCB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of GCB Common Stock held by such shareholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  OFC shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by OFC or GCB, upon exercise by OFC or GCB of its respective or their mutual rights to terminate this Agreement to the extent provided under Article XI, that this Agreement has been terminated in accordance with Article XI and OFC shall cause all Certificates to be promptly returned without charge to all persons submitting Election Forms to the Exchange Agent.

3.2.4.             If the aggregate number of shares of GCB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5.              If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)           If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6.             No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OFC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to OFC Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of OFC.  In lieu of the issuance of any such fractional share, OFC shall pay to each former holder of GCB Common Stock who otherwise would be entitled to receive a fractional share of OFC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the OFC Market Value.  For purposes of determining any fractional share interest, all shares of GCB Common Stock owned by a GCB shareholder shall be combined so as to calculate the maximum number of whole shares of OFC Common Stock issuable to such GCB shareholder.

3.3.           Procedures for Exchange of GCB Common Stock.

3.3.1.             OFC to Make Merger Consideration Available.  After the Election Deadline and no later than the Closing Date, OFC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of GCB Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of OFC Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of GCB Common Stock) (such cash and certificates for shares of OFC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2.             Exchange of Certificates.  OFC shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates (other than those holders who submitted to the Exchange Agent all Certificates held by such holder pursuant to a properly completed Election Form, which was not revoked), a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the GCB Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, pursuant to a properly completed Election Form or letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of OFC Common Stock (if any) to which such former holder of GCB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of GCB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of OFC Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.  Certificates surrendered for exchange by any person who is an “affiliate” of GCB for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of OFC Common Stock until OFC has received the written agreement of such person contemplated by Section 8.4 hereof.

3.3.3.             Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding GCB Common Stock shall have no rights, after the Effective Time, with respect to such GCB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to OFC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OFC Common Stock represented by such Certificate.

3.3.4.             Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5.             Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of GCB of the GCB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6.             Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, OFC shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to OFC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither OFC nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7.             Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by OFC, the posting by such person of a bond in such amount as OFC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8.             Withholding.  OFC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of GCB Common Stock such amounts as OFC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by OFC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the GCB Common Stock in respect of whom such deduction and withholding were made by OFC or the Exchange Agent.

3.3.9.             Treatment of GCB Options.  GCB DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding GCB Options as of the date hereof.  Prior to and effective as of the Effective Time, GCB shall take all actions necessary to terminate the GCB Stock Benefit Plans.  Holders of all unexercised GCB Options as of the Effective Time will be entitled to receive, in cancellation of their GCB Options, a cash payment from GCB immediately prior to the Effective Time, in an amount equal to the product of (x) the number of shares of GCB Common Stock provided for in such GCB Option (whether vested or unvested) and (y) the excess, if any, of $21.40 over the exercise price per share provided for in such GCB Option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax.  At the time of receipt of such cash payment, each holder of a GCB Option shall acknowledge in writing that such cash payment is in full satisfaction of such holder’s rights under such GCB Option.

3.3.10.           Reservation of Shares.  OFC shall reserve for issuance a sufficient number of shares of the OFC Common Stock for the purpose of issuing shares of OFC Common Stock to the GCB shareholders in accordance with this Article III.

3.3.11.            Book Entry.  Notwithstanding any other provision of this Agreement, the Election Form and the letter of transmittal may, at the option of OFC, provide for the ability of a holder of one or more Certificates to elect that the OFC Common Stock be received in exchange for the GCB Common Stock formerly represented by such surrendered Certificates be issued in book-entry form.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GCB

GCB represents and warrants to OFC that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the GCB DISCLOSURE SCHEDULE delivered by GCB to OFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  GCB has made a good faith effort to ensure that the disclosure on each schedule of the GCB DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the GCB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of GCB shall include the Knowledge of GC Bank.

4.1.           Standard.

No representation or warranty of GCB contained in this Article IV shall be deemed untrue or incorrect, and GCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), and Sections 4.2.4, 4.2.5, 4.3, 4.4, 4.8, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.  Provided further, that as to the representations contained in Sections 4.13.5, 4.13.8, 4.13.10, 4.13.11, if there is a breach that relates to an undisclosed payment, expense accrual or cost in excess of $300,000 (either individually or in the aggregate), such breach shall be considered material.

4.2.           Organization.

4.2.1.             GCB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA.  GCB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United

States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2.             GC Bank is a New Jersey chartered bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New Jersey.  The deposits of GC Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by GC Bank when due.  GC Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3.             GCB DISCLOSURE SCHEDULE 4.2.3 sets forth each GCB Subsidiary.  Each GCB Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.4.             The respective minute books of GCB, GC Bank and each other GCB Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5.             Prior to the date of this Agreement, GCB has made available to OFC true and correct copies of the certificate of incorporation or charter and bylaws of GCB, GC Bank and each other GCB Subsidiary.

4.3.           Capitalization.

4.3.1.             The authorized capital stock of GCB consists of 20,000,000 shares of common stock, $0.50 par value per share, of which, as of the date hereof, 8,712,243.6460 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, without par value, no shares of which are outstanding.   There are no shares of GCB Common Stock held by GCB as treasury stock.  Neither GCB nor any GCB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of GCB Common Stock, or any other security of GCB or a GCB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of GCB Common Stock or any other security of GCB or any GCB Subsidiary, other than (i) shares issuable under the GCB Stock Benefit Plans, (ii) capital securities issued by GCB Capital Trust III (the “Trust”); (iii)  debentures issued by GCB to the Trust; (iv) the guarantee issued by GCB to the holders of the capital securities issued by the Trust; and the (v) the GCB DRIP.  GCB DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase GCB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held, as well as the names of each holder of an outstanding restricted stock award under the GCB Stock Benefit Plans, the number of shares subject to each award, the grant and vesting date thereof.

4.3.2.             GCB owns all of the capital stock of GC Bank, free and clear of any lien or encumbrance. Except for the GCB Subsidiaries, and as set forth on GCB DISCLOSURE SCHEDULE 4.3.2, GCB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of GCB

Subsidiaries, equity interests held by GCB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of GCB Subsidiaries, including stock in the FHLB.  Either GCB or GC Bank owns all of the outstanding shares of capital stock of each GCB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the Trust, GCB owns 100% of the common securities and less than 100% of the preferred securities.

4.3.3.             To GCB’s Knowledge, except as set forth in the GCB DISCLOSURE SCHEDULE 4.3.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of GCB Common Stock.

4.4.           Authority; No Violation.

4.4.1.             GCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by GCB’s and OFC’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by GCB and the completion by GCB of the transactions contemplated hereby, including the Merger and the Bank Merger, have been duly and validly approved by the Board of Directors of GCB, and no other corporate proceedings on the part of GCB, except for the approval of the GCB shareholders, is necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by GCB, and subject to approval by the shareholders of GCB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by OFC, constitutes the valid and binding obligation of GCB, enforceable against GCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.             Subject to receipt of Regulatory Approvals and GCB’s and OFC’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of GCB, (A) the execution and delivery of this Agreement by GCB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by GCB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of GCB or any GCB Subsidiary or the charter and bylaws of GC Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GCB or any GCB Subsidiary or any of their respective properties or assets; or (iii) except as set forth on GCB DISCLOSURE SCHEDULE 4.4.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of GCB or GC Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which GCB or GC Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on GCB.

4.5.           Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, including the filing of Articles of Combination with the OTS, (b) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of OFC Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of OFC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of GCB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to GCB’s Knowledge, except as set forth on GCB DISCLOSURE SCHEDULE 4.5, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by GCB, and (y) the completion of the Merger and the Bank Merger.  GCB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6.           Financial Statements.

4.6.1.             GCB has previously made available to OFC the GCB Regulatory Reports.  The GCB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2.             GCB has previously made available to OFC the GCB Financial Statements.  The GCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of GCB and the GCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3.             At the date of each balance sheet included in the GCB Financial Statements or the GCB Regulatory Reports, neither GCB nor GC Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such GCB Financial Statements or GCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4.             The records, systems, controls, data and information of GCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GCB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. GCB (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to GCB, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of GCB by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to GCB’s outside auditors and the audit committee of GCB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect GCB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GCB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to GCB’s auditors and audit committee and a copy has previously been made available to OFC. As of the date hereof, to the knowledge of GCB, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

4.6.5.             Since December 31, 2003, (i) neither GCB nor any of its Subsidiaries nor, to the Knowledge of GCB, any director, officer, employee, auditor, accountant or representative of GCB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GCB or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by GCB or any of its officers, directors, employees or agents to the Board of Directors of GCB or any committee thereof or to any director or officer of GCB.

4.7.	Taxes.

GCB and the GCB Subsidiaries that are at least 80 percent owned by GCB are members of the same affiliated group within the meaning of Code Section 1504(a). GCB has duly filed all federal, state and material local tax returns required to be filed by or with respect to GCB and every GCB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to GCB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from GCB and any GCB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, GCB has received no written notice of, and to GCB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of GCB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where GCB or any of its Subsidiaries do not file tax returns that GCB or any such Subsidiary is subject to taxation in that jurisdiction.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.7, GCB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. GCB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and GCB and each of its Subsidiaries, to GCB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.           No Material Adverse Effect.

GCB has not suffered any Material Adverse Effect since December 31, 2006 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GCB.

4.9.           Material Contracts; Leases; Defaults.

4.9.1.             Except as set forth in GCB DISCLOSURE SCHEDULE 4.9.1, neither GCB nor any GCB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of GCB or any GCB Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of GCB or any GCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of GCB or any GCB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by GCB or any GCB Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which GCB or any GCB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to OFC or any OFC Subsidiary; (vi) any other agreement, written or oral, that obligates GCB or any GCB Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by GCB or any GCB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2.             Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in GCB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither GCB nor any GCB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.             True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to OFC on or before the date hereof, and are in full force and effect on the date hereof and neither GCB nor any GCB Subsidiary (nor, to the Knowledge of GCB, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument, except as set forth in GCB DISCLOSURE SCHEDULE 4.9.3.  Except as listed on GCB DISCLOSURE SCHEDULE 4.9.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which GCB or any GCB Subsidiary is a party or under which GCB or any GCB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of GCB or any GCB Subsidiary or upon the occurrence of a subsequent event; or (y) requires GCB or any GCB Subsidiary to provide a benefit in the form of GCB Common Stock or determined by reference to the value of GCB Common Stock.

4.9.4.             Since December 31, 2006, through and including the date of this Agreement, except as set forth in GCB DISCLOSURE SCHEDULE 4.9.4, neither GCB nor any

GCB Subsidiary has (i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (which amounts have been previously made available to OFC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on GCB DISCLOSURE SCHEDULE 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of GCB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under GCB Stock Benefit Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of GCB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of GCB or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10.                      Ownership of Property; Insurance Coverage.

4.10.1.            Except as set forth in GCB DISCLOSURE SCHEDULE 4.10, GCB and each GCB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by GCB or each GCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the GCB Regulatory Reports and in the GCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an GCB Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not materially and adversely affect the value or use of such real property, and (iv) those described and reflected in the GCB Financial Statements. GCB and the GCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by GCB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2.            With respect to all material agreements pursuant to which GCB or any GCB Subsidiary has purchased securities subject to an agreement to resell, if any, GCB or such GCB Subsidiary, as the case may be, has a lien or security interest (which to GCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.            GCB and each GCB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither GCB nor any GCB Subsidiary has received notice from any insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be materially reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by GCB or any GCB Subsidiary under such policies (other than with respect to health, disability or worker’s compensation insurance). All such insurance is valid and enforceable and in full force and effect in all material respects, and within the last two years GCB and each GCB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GCB DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by GCB and each GCB Subsidiary.

4.11.                      Legal Proceedings.

Except as set forth in GCB DISCLOSURE SCHEDULE 4.11, neither GCB nor any GCB Subsidiary is a party to any, and there are no pending or, to GCB’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against GCB or any GCB Subsidiary, (ii) to which GCB or any GCB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of GCB or GC Bank to perform under this Agreement, except, in each of (i) through (iv) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on GCB.

4.12.                      Compliance With Applicable Law.

4.12.1.            To GCB’s Knowledge, and except as set forth in GCB DISCLOSURE SCHEDULE 4.12.1, each of GCB and each GCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither GCB nor any GCB Subsidiary has received, since December 31, 2003, any written notice to the contrary.  The Board of Directors of GC Bank has adopted and GC Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.12.2.            Each of GCB and each GCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of GCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3.            Since December 31, 2003, neither GCB nor any GCB Subsidiary has received any written notification or, to the Knowledge of GCB, any other communication from any Bank Regulator (i) asserting that GCB or any GCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to GCB or any GCB Subsidiary; (iii) requiring, or threatening to require, GCB or any GCB Subsidiary, or indicating that GCB or any GCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of GCB or any GCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material fashion the operations of GCB or any GCB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “GCB Regulatory Agreement”). Neither GCB nor GC Bank nor any other GCB Subsidiary has consented to or entered into any GCB Regulatory Agreement that is currently in effect or that was in effect since December 31, 2003.  The most recent regulatory rating given to GC Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.4.            Since the enactment of the Sarbanes-Oxley Act, GCB has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.  GCB DISCLOSURE SCHEDULE 4.12.4 sets forth, as of August 31, 2007, a schedule of all executive officers and directors of GCB who have outstanding loans from GCB or GC Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13.	Employee Benefit Plans.

4.13.1.            GCB DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by GCB or any GCB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of GCB or any GCB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “GCB Compensation and Benefit Plans”).  Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.1, neither GCB nor any of its Subsidiaries has any commitment to create any additional GCB Compensation and Benefit Plan or to materially modify, change or renew any existing GCB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, GCB has made available to OFC true and correct copies of the GCB Compensation and Benefit Plans.

4.13.2.            To the Knowledge of GCB and except as disclosed in GCB DISCLOSURE SCHEDULE 4.13.2, each GCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each GCB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, is subject of a “Favorable Letter” within the meaning of Rev. Proc. 2006-27 Section 5.01, and GCB is not aware of any circumstances which are reasonably likely to result in revocation of any such Favorable Letter.  There is no material pending or, to the Knowledge of GCB, threatened action, suit or claim relating to any of the GCB Compensation and Benefit Plans (other than routine claims for benefits).  Neither GCB nor any GCB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any GCB Compensation and Benefit Plan that would reasonably be expected to subject GCB or any GCB Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3.            Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.3, no liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by GCB or any of its Subsidiaries to be incurred with respect to any GCB Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by GCB or any entity which is considered one employer with GCB under Section 4001(b)(1) of ERISA or Section 414 of the

Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”).  Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.3, no GCB Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each GCB Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such GCB Defined Benefit Plan as of the end of the most recent plan year with respect to the respective GCB Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such GCB Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any GCB Defined Benefit Plan within the 12-month period ending on the date hereof. Neither GCB nor any of its Subsidiaries has provided, or is required to provide, security to any GCB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither GCB, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998.  To the Knowledge of GCB, and except as set forth in GCB DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any GCB Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4.            Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any GCB Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which GCB or any GCB Subsidiary is a party or a sponsor have been timely made, and all contributions and funding obligations are accrued on GCB’s consolidated financial statements to the extent required by GAAP.  GCB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable GCB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5.           Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.5, neither GCB nor any GCB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any GCB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by GCB or any GCB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6.            Except as set forth in GCB DISCLOSURE SCHEDULE 4.13.6, GCB and its Subsidiaries do not maintain any GCB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7.           With respect to each GCB Compensation and Benefit Plan, if applicable, GCB has provided or made available to OFC copies of:  (A) any trust instruments and insurance contracts; (B) the three most recent Forms 5500 filed with the IRS; (C) the three most recent actuarial reports and financial statements; (D) the most recent summary plan description; (E) most recent Favorable Letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8.            Except as disclosed in GCB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any GCB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any GCB Compensation and Benefit Plan.

4.13.9.           Except as disclosed in GCB DISCLOSURE SCHEDULE 4.13.9, neither GCB nor any GCB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10.         To the Knowledge of GCB, the consummation of the Mergers and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of GCB or any GCB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code), except as set forth in GCB DISCLOSURE SCHEDULE 4.13.10.

4.13.11.         Except as disclosed in GCB DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the GCB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12.         GCB DISCLOSURE SCHEDULE 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of GC Bank or GCB, their title and rate of salary, and their date of hire.  GCB DISCLOSURE SCHEDULE 4.13.12 also sets forth any changes to any GCB Compensation and Benefit Plan since December 31, 2006.

4.14.        Brokers, Finders and Financial Advisors.

Except as set forth on GCB DISCLOSURE SCHEDULE 4.14, neither GCB nor any GCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this

Agreement.  True and correct copies of the engagement agreements with the parties set forth in GCB DISCLOSURE SCHEDULE 4.14 are attached to GCB DISCLOSURE SCHEDULE 4.14.

4.15.        Environmental Matters.

4.15.1.            Except as may be set forth in GCB DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to GCB and each GCB Subsidiary:

(A)           Each of GCB and the GCB Subsidiaries, the Participation Facilities, and, to GCB’s Knowledge, the Loan Properties are in substantial compliance with, and are not liable in any material respect under, any Environmental Laws;

(B)           GCB has not received any written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GCB’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the GCB Subsidiaries or any Participation Facility or Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the GCB Subsidiaries or any Participation Facility;

(C)           Neither GCB nor GC Bank has received any written notice, by way of suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding, or otherwise, alleging or indicating that it (or any subsidiary) may be liable under any Environmental Law with respect to any Loan Property;

(D)           The properties currently owned or operated by GCB or any GCB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)           Neither GCB nor any GCB Subsidiary during the past three years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)           To GCB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by GCB or any of the GCB Subsidiaries or any Participation Facility, and to GCB’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by GCB or any of the GCB Subsidiaries or any Participation Facility; and

(G)           To GCB’s Knowledge, during the period of (s) GCB’s or any of the GCB Subsidiaries’ ownership or operation of any of their respective current properties or (t) GCB’s or any of the GCB Subsidiaries’ participation in the management of any Participation

Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2.            “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.  “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.        Loan Portfolio and Investment Securities.

4.16.1.           The allowance for loan losses reflected in GCB’s audited consolidated balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in GCB’s Securities Documents for periods ending after December 31, 2006 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

4.16.2.           GCB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of August 31, 2007, by account, of: (A) all loans (including loan participations) of GC Bank or any other GCB Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of GC Bank or any other GCB Subsidiary which have been terminated by GC Bank or any other GCB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which GC Bank or any other GCB Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from GC Bank or any other GCB Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein GC Bank or any other GCB Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified GC Bank or any other GCB Subsidiary during the past twelve months of, or has asserted against GC Bank or any other GCB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of GC Bank, each borrower, customer or other party which has given GC Bank or any other GCB Subsidiary any oral notification of, or orally asserted to or against GC Bank or any other GCB Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by GC Bank or any GC Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3.            All loans receivable (including discounts) and accrued interest entered on the books of GCB and the GCB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of GCB’s or the appropriate GCB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in GCB DISCLOSURE SCHEDULE 4.16.3(a).  To the Knowledge of GCB, the loans, discounts and the accrued interest reflected on the books of GCB and the GCB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  Except as set forth in GCB DISCLOSURE SCHEDULE 4.16.3(b), all such loans are owned by GCB or the appropriate GCB Subsidiary free and clear of any liens.

4.16.4.           The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5.            GCB, GC Bank and each of their subsidiaries have good and marketable title to all securities owned by them, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of GCB, GC Bank or any of their subsidiaries.  Such securities are valued on the books of GCB in accordance with GAAP in all material respects. GCB, GC Bank and each of their subsidiaries that own securities employ investment, securities, risk management and other policies, practices and procedures which GCB believes are prudent and reasonable.

4.17.         Securities Documents.

GCB has made available to OFC copies of its (i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended March 31 and June 30 2007, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2007, 2006 and 2005. Such reports, prospectus and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18.        Related Party Transactions.

Except as described in GCB’s Proxy Statement distributed in connection with the annual meeting of shareholders held in April 2007, or as set forth in GCB DISCLOSURE SCHEDULE 4.18, neither GCB nor any GCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any director or officer of GCB or any GCB Subsidiary, or any affiliate thereof. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of GCB or any GCB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither GCB nor any GCB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by GCB is inappropriate.

4.19.        Deposits.

Except as set forth in GCB DISCLOSURE SCHEDULE 4.19, none of the deposits of GCB or any GCB Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20.        Required Vote.

The affirmative vote of a majority of the issued and outstanding shares of GCB Common Stock is required to approve this Agreement and the Merger under GCB’s certificate of incorporation and the NJBCA.

4.21.        Registration Obligations.

Neither GCB nor any GCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.        Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for GCB’s own account, or for the account of one or more of GCB’s Subsidiaries or their customers (all of which are set forth in GCB DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of GCB, with counterparties believed to be financially responsible at the time; and to GCB’s Knowledge each of them constitutes the valid and legally binding obligation of GCB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect in all material respects.  Neither GCB nor any

GCB Subsidiary, nor to the Knowledge of GCB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.         Fairness Opinion.

GCB has received a written opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of GCB pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.         Trust Accounts

GC Bank and each of its subsidiaries has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither GC Bank nor any other GCB Subsidiary has, and to the Knowledge of GCB, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25.         Intellectual Property

GCB and each GCB Subsidiary owns or, to GCB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks used in their business, and neither GCB nor any GCB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  GCB and each GCB Subsidiary have performed all the obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of GCB, the conduct of the business of GCB and each GCB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26.         Labor Matters

There are no labor or collective bargaining agreements to which GCB or any GCB Subsidiary is a party.  To the Knowledge of GCB, there is no union organizing effort pending or threatened against GCB or any GCB Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of GCB, threatened against GCB or any GCB Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of GCB, threatened against GCB or any GCB Subsidiary (other than routine employee grievances that are not related to union employees).  GCB and each GCB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27.         GCB Information Supplied

The information relating to GCB and any GCB Subsidiary to be provided to OFC for inclusion in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF OFC

OFC represents and warrants to GCB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the OFC DISCLOSURE SCHEDULE delivered by OFC to GCB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  OFC has made a good faith effort to ensure that the disclosure on each schedule of the OFC DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the OFC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of OFC shall include the Knowledge of Oritani Savings Bank.

5.1.           Standard.

No representation or warranty of OFC contained in this Article V shall be deemed untrue or incorrect, and OFC shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3, 5.4 and 5.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2.           Organization.

5.2.1.             OFC is a corporation duly organized, validly existing and in good standing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA.  OFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2.             Oritani Savings Bank is a savings bank duly organized, validly existing and in good standing (to the extent required) under New Jersey law.  The deposits of Oritani Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Oritani Savings Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3.             OFC DISCLOSURE SCHEDULE 5.2.3 sets forth each OFC Subsidiary.  Each OFC Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4.             The respective minute books of OFC, Oritani Savings Bank and each OFC Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5.             Prior to the date of this Agreement, OFC has made available to GCB true and correct copies of the certificate of incorporation and bylaws of OFC and Oritani Savings Bank and the OFC Subsidiaries.

5.3.           Capitalization.

5.3.1.             The authorized capital stock of OFC consists of 80,000,000 shares of common stock, $0.01 par value, of which 40,552,162 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.01 par value (“OFC Preferred Stock”), none of which are outstanding.  There are no shares of OFC Common Stock held by OFC as treasury stock.  Neither OFC nor any OFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of OFC Common Stock, or any other security of OFC or any securities representing the right to vote, purchase or otherwise receive any shares of OFC Common Stock or any other security of OFC, other than shares that may be issuable under awards that may be made under the stock benefit plans that may be approved by the stockholders of OFC.

5.3.2.             OFC owns all of the capital stock of Oritani Savings Bank free and clear of any lien or encumbrance.  Except as set forth in OFC DISCLOSURE SCHEDULE 5.3.2, OFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held by OFC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of OFC Subsidiaries, including stock in the FHLB.  Except as set forth in OFC DISCLOSURE SCHEDULE 5.3.2, either OFC or Oritani Savings Bank owns all of the outstanding shares of capital stock of each OFC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature.

5.3.3.             To the Knowledge of OFC, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of OFC Common Stock.

5.4.           Authority; No Violation.

5.4.1.             OFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, and the approval of the OFC shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by OFC and the completion by OFC of the transactions contemplated hereby, including the Merger and the Bank Merger, have been duly and validly approved by the Board of Directors of OFC, and no other corporate proceedings on the part of OFC, other than OFC shareholder approval, are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by OFC, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by GCB, constitutes the valid and binding obligations of OFC, enforceable against OFC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2.             Subject to receipt of Regulatory Approvals and GCB’s and OFC’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by OFC, (B) the consummation of the transactions contemplated hereby, and (C) compliance by OFC with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of OFC or any OFC Subsidiary or the charter and bylaws of Oritani Savings Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to OFC or any OFC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of OFC or any OFC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on OFC.

5.5.           Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, including the filing of Articles of Combination with the OTS, (b) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of OFC Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of OFC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of OFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to OFC’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by OFC, and (y) the completion of the Merger and the Bank Merger.  OFC has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6.           Financial Statements.

5.6.1.             OFC has previously made available to GCB the OFC Regulatory Reports.  The OFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.2.             OFC has previously made available to GCB the OFC Financial Statements.  The OFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of OFC and the OFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3.             At the date of each balance sheet included in the OFC Financial Statements, OFC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such OFC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.4.             The records, systems, controls, data and information of OFC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of OFC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.4.  OFC (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to OFC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of OFC by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to OFC’s outside auditors and the audit committee of OFC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect OFC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in OFC’s internal control over financial reporting. As of the date hereof, to the knowledge of OFC, its chief executive officer and chief financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.5.             Since December 31, 2004, (i) neither OFC nor any of its Subsidiaries nor, to the Knowledge of OFC, any director, officer, employee, auditor, accountant, or representative of OFC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of OFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that OFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing OFC or any of its Subsidiaries has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by OFC or any of its officers, directors, employees, or agents to the Board of Directors of OFC or any committee thereof or to any director or officer of OFC.

5.6.6.             The allowance for credit losses reflected in OFC’s audited statement of condition at June 30, 2007 was, and the allowance for credit losses shown on the balance sheets in OFC’s Securities Documents for periods ending after June 30, 2007 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

5.7.           Taxes.

OFC and the OFC Subsidiaries that are at least 80 percent owned by OFC are members of the same affiliated group within the meaning of Code Section 1504(a).  OFC has duly filed all federal, state and material local tax returns required to be filed by or with respect to OFC and each OFC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of OFC, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from OFC and any OFC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  OFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and OFC and each of its Subsidiaries, to the Knowledge of OFC, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.           No Material Adverse Effect.

OFC has not suffered any Material Adverse Effect since June 30, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on OFC.

5.9.           Ownership of Property; Insurance Coverage.

5.9.1.             OFC and each OFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by OFC or each OFC Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the OFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a OFC Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the OFC Financial Statements.  OFC and the OFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by OFC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.             OFC and each OFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither OFC nor any OFC Subsidiary has received notice from any insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be materially reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by OFC or any OFC Subsidiary under such policies (other than with respect to health, disability, or worker’s compensation insurance). All such insurance is valid and enforceable and in full force and effect in all material respects, and within the last two years OFC and each OFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. OFC DISCLOSURE SCHEDULE 5.9.3 identifies all material policies of insurance maintained by OFC and each OFC Subsidiary.

5.10.	Legal Proceedings.

Except as disclosed in OFC DISCLOSURE SCHEDULE 5.10, neither OFC nor any OFC Subsidiary is a party to any, and there are no pending or, to the Knowledge of OFC, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against OFC or any OFC Subsidiary, (ii) to which OFC or any OFC Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of OFC to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11.        Compliance With Applicable Law.

5.11.1.           To the Knowledge of OFC, each of OFC and each OFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither OFC nor any OFC Subsidiary has received, since December 31, 2003, any written notice to the contrary. The Board of Directors of Oritani Savings Bank has adopted and Oritani Savings Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

5.11.2.           Each of OFC and each OFC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of OFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3.           For the period beginning January 1, 2003, neither OFC nor any OFC Subsidiary has received any written notification or, to the Knowledge of OFC, any other communication from any Bank Regulator (i) asserting that OFC or any OFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to OFC or Oritani Savings Bank; (iii) requiring or threatening to require OFC or any OFC Subsidiary, or indicating that OFC or any OFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of OFC or any OFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of OFC or any OFC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “OFC Regulatory Agreement”). Neither OFC nor any OFC Subsidiary has consented to or entered into any currently effective OFC Regulatory Agreement.  The most recent regulatory rating given to Oritani Savings Bank as to compliance with the CRA is satisfactory or better.

5.11.4.           Since the date of completion of its initial public offering, OFC has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

5.12.        Employee Benefit Plans.

5.12.1.           OFC DISCLOSURE SCHEDULE 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by OFC or any OFC Subsidiary and in which employees in general may participate (the “OFC Compensation and Benefit Plans”).   OFC has made available to GCB true and correct copies of the OFC Compensation and Benefit Plans.

5.12.2.            To the Knowledge of OFC and except as disclosed in OFC DISCLOSURE SCHEDULE 5.12.2, each OFC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and no notice has been issued by any Governmental Entity questioning or challenging such compliance.  All material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each OFC Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and OFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of OFC, threatened action, suit or claim relating to any of the OFC Compensation and Benefit Plans (other than routine claims for benefits).  Neither OFC nor any OFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any OFC Compensation and Benefit Plan that would reasonably be expected to subject OFC or any OFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3.            No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by OFC or any of its Subsidiaries to be incurred with respect to any OFC Compensation and Benefit Plan which is a Defined Benefit Plan or with respect to any ERISA Affiliate Plan currently or formerly maintained by OFC or any ERISA Affiliate.  No OFC Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.  No notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any OFC Defined Benefit Plan within the 12-month period ending on the date hereof.  Neither OFC nor any of its Subsidiaries has provided, or is required to provide, security to any OFC Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  Neither OFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998.  To the Knowledge of OFC, there is no pending investigation or enforcement action by any Bank Regulator with respect to any OFC Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.12.4.            All material contributions required to be made under the terms of any OFC Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which OFC or any OFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on OFC’s consolidated financial statements to the extent required by GAAP.  OFC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable OFC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.12.5.            The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant, or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any OFC Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any OFC Compensation and Benefit Plan.

5.12.6.            The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director, or independent contractor of OFC or any OFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code),

5.13.         Environmental Matters.

5.13.1.            To the Knowledge of OFC, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon OFC or any of OFC Subsidiary.  To the Knowledge of OFC, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to OFC or any OFC Subsidiary by reason of any Environmental Laws.  Neither OFC nor any OFC Subsidiary during the past five years has received any written notice from any Person that OFC or any OFC Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon OFC or any OFC Subsidiary.

5.13.2.            There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the OFC ‘s Knowledge, threatened, before any court, governmental agency or other forum against OFC or any OFC Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the OFC .

5.14.         Loan Portfolio.

5.14.1.            The allowance for loan losses reflected in OFC’s audited consolidated balance sheet at June 30, 2007 was, and the allowance for loan losses shown on the balance sheets in OFC’s Securities Documents for periods ending after June 30, 2007 were adequate, as of the dates thereof, under GAAP.

5.14.2.            OFC DISCLOSURE SCHEDULE 5.14.2 sets forth a listing, as of September 30, 2007, of all loans (including loan participations) of Oritani Savings Bank or any other OFC Subsidiary (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith.  OFC DISCLOSURE SCHEDULE 5.14.2 also lists all assets classified by Oritani Savings Bank or any OFC Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure during the previous twelve months.  OFC DISCLOSURE SCHEDULE 5.14.2 may exclude any loan with a principal outstanding balance of less than $50,000, provided that OFC DISCLOSURE

SCHEDULE 5.15.2 includes, for each category described, the aggregate amount of loans with a principal outstanding balance of less than $50,000 that have been excluded.

5.14.3.            All loans receivable (including discounts) and accrued interest entered on the books of OFC and the OFC Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of OFC’s or the appropriate OFC Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  To the Knowledge of OFC, the loans, discounts and the accrued interest reflected on the books of OFC and the OFC Subsidiaries are not subject to any material defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

5.15.         Securities Documents

OFC has made available to GCB copies of its annual reports on Form 10-K for the year ended June 30, 2007, which complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16.         Brokers, Finders and Financial Advisors

Neither OFC nor any OFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of FinPro, Inc., and the fee payable pursuant thereto.

5.17.         OFC Common Stock

The shares of OFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.18.         Material Contracts

Neither OFC nor any OFC Subsidiary a party to or subject to:  (i) any collective bargaining agreement with any labor union relating to employees of OFC or Oritani Savings Bank, nor (ii) any agreement which by its terms limits the payment of dividends by OFC or Oritani Savings Bank.

5.19.         Deposits

None of the deposits of Oritani Savings Bank is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.20.         Related Party Transactions

All transaction (including any loan or other credit accommodation) between OFC, or any OFC Subsidiary, with any director or officer of OFC or any OFC Subsidiary, or any affiliate thereof were made (a) in the ordinary course of business, and (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, or with respect to loans, in accordance with Regulation O under the Federal Reserve Act.

5.21.         Required Vote

The affirmative vote of two-thirds of the issued and outstanding shares of OFC Common Stock is required to approve this Agreement and the Merger under OFC’s certificate of incorporation and applicable law.

5.22.         Adequate Cash

OFC’s obligations under this Agreement, including its obligation to deposit cash with the Exchange Agent and to pay, or cause the Exchange Agent to pay, the Cash Consideration and to pay for any fractional shares of OFC Common Stock, are not subject to any financing contingency, and OFC has adequate capital, and will have adequate cash on hand at the Effective Time, to deposit the entire cash portion of the Exchange Fund with the Exchange Agent in accordance with the requirements of this Agreement.

5.23.         Ownership of OFC Common Stock

Oritani Financial Corp., MHC owns 68% of the issued and outstanding shares of OFC Common Stock and, immediately following the Effective Time and the issuance of all of the Stock Consideration required pursuant to Article III of this Agreement and all commitments to issue shares of OFC Common Stock, Oritani Financial Corp., MHC will own a majority of the issued and outstanding shares of OFC Common Stock.

5.24.         OFC Information Supplied

The information relating to OFC and any OFC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by OFC with respect to statements made or incorporated by reference therein based on information supplied by GCB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI
COVENANTS OF GCB

6.1.           Conduct of Business.

6.1.1.             Affirmative Covenants.  During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Date, and except with the written consent of OFC, which consent will not be unreasonably withheld, conditioned or delayed, GCB will, and it will cause each GCB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.             Negative Covenants.  GCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in GCB DISCLOSURE SCHEDULE 6.1.2, or consented to by OFC in writing (which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that such consent will be presumed given if a written response (including by email) is not provided within three business days of the receipt of a written request (addressed to the CEO of OFC) for approval), it will not, and it will cause each GCB Subsidiary not to:

(A)           change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(B)           change the number of authorized or issued shares of its capital stock, issue any shares of GCB Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the GCB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) GCB may issue shares of GCB Common Stock upon the valid exercise, in accordance with the information set forth in GCB DISCLOSURE SCHEDULE 4.3.1, of presently outstanding GCB Options issued under the GCB Stock Benefit Plans, (ii) GCB may continue to pay its regular quarterly cash dividend of $0.145 per share with payment and record dates consistent with past practice, provided that GCB may increase it cash dividend per share to $0.15 for any dividend with a record and payable date after June 1, 2008 and (iii) any GCB Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C)           enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D)           other than as set forth in GCB DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)           grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on GCB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, (iii) retention payments and year-end bonuses as set forth in OFC DISCLOSURE SCHEDULE 6.1.2(E) (which may not be amended without GCB’s written consent), and (iv) a contribution to the GCB 401(k) Plan with respect to the year ending December 31, 2007, consistent with current accruals, past practice and applicable law. Neither GCB nor any GCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that GCB or an GCB Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)           enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)           merge or consolidate GCB or any GCB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of GCB or any GCB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between GCB, or any GCB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any GCB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)           sell or otherwise dispose of the capital stock of GCB or sell or otherwise dispose of any asset of GCB or of any GCB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of GCB or of any GCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)           voluntarily take any action which would result in any of the representations and warranties of GCB or GC Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)           change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating GCB or GC Bank;

(K)           waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which GCB or any GCB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)           purchase any equity securities, or purchase any securities other than securities (i) rated “AAA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than three years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)           except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the GCB DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $750,000 for a commercial real estate loan, or as to a commercial real estate loan secured by a first lien, in excess of $1,000,000, or $500,000 for a commercial business loan, or in excess of $500,000 for a residential loan.  In addition, the prior approval of OFC is required with respect to the foregoing:  (i) any new loan or credit facility commitment in an amount of $500,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with GC Bank, GCB or any GCB Subsidiary, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or secured by any property located, outside of the State of New Jersey; the procedures for obtaining OFC approval for loans in excess of the foregoing limits are set forth in OFC DISCLOSURE SCHEDULE 6.1.2(M) (which may not be amended without GCB’s written consent).

(N)           except as set forth on the GCB DISCLOSURE SCHEDULE 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)           enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)           except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)           make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)           except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any GCB Employee Plan;

(S)           except as set forth in GCB DISCLOSURE SCHEDULE 6.12(S), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)           except as set forth in GCB DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)           sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) other than in the ordinary course of business consistent with past practice, and provided that Oritani Savings Bank will be given the first opportunity to purchase any loan participation being sold, or sell OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property);

(V)           undertake or enter into any lease, contract or other commitment for its account (excluding lease finance activities related to Highland Capital Corp), other than in the normal course of providing credit to customers as part of its banking business, involving a payment by GCB or GC Bank of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W)           pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)           foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y)           purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)           issue any broadly distributed communication of a general nature to employees relating to the Merger or Bank Merger (including general communications relating to benefits and compensation) without prior consultation with OFC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of OFC or issue any broadly distributed communication of a general nature to customers relating to the Merger or Bank Merger without the prior approval of OFC (which shall not be unreasonably delayed or withheld), except as required by law; or

(AA)       agree to do any of the foregoing.

6.2.           Current Information.

6.2.1.             During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, GCB will cause one or more of its representatives to confer with representatives of OFC and report the general status of its ongoing operations at such times as OFC may reasonably request.  GCB will promptly notify OFC of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving GCB or any GCB Subsidiary.  Without limiting the foregoing, senior officers of OFC and GCB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of GCB and its Subsidiaries, in accordance with applicable law, and GCB shall give due consideration to OFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither OFC nor any OFC Subsidiary shall under any circumstance be permitted to exercise control of GCB or any GCB Subsidiary prior to the Effective Time.

6.2.2.             GCB and OFC shall meet on a regular basis to discuss and plan for the conversion of GC Bank’s data processing and related electronic informational systems to those used by Oritani Savings Bank, which planning shall include, but not be limited to, discussion of the possible termination by GC Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by GC Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that GC Bank shall not be obligated to take any such action prior to the Effective Time and, unless GC Bank otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that GC Bank takes, at the request of Oritani Savings Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Oritani Savings Bank shall indemnify GC Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by GCB, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3.             GC Bank shall provide Oritani Savings Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets. The term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due, (iv) impaired loans; and (v) investment securities the decline in value of which is determined to be “other than temporarily impaired.”  On a monthly basis, GCB shall provide OFC with a schedule of all loan approvals and purchases of securities by GCB Bank, which schedule shall indicate the loan amount, loan type and other material features of the loan and the purchase price, maturity, principal amount and other material features of the securities purchased.

6.2.4.             GCB shall promptly inform OFC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of GCB or any GCB Subsidiary under any labor or employment law.

6.2.5.             Notwithstanding anything to the contrary contained in this Article VI, GCB shall not be required to take any action that would provide access to or disclose information where such access or disclosure, in GCB’s reasonable judgment would violate or prejudice the rights or business interests or confidences of any customer or other person, would violate any law or any agreement to which GCB or any GCB Subsidiary is bound, or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

6.3.           Access to Properties and Records.

Subject to Section 12.1 hereof, prior to the earlier of the termination of this Agreement or the Closing Date, GCB shall permit OFC reasonable access upon reasonable notice to its properties and those of the GCB Subsidiaries, and shall disclose and make available to OFC during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter GCB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which OFC may have a reasonable interest; provided, however, that GCB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person, would violate any law or any agreement to which GCB or any GCB Subsidiary is bound, or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. GCB shall provide and shall request its auditors to provide OFC with such historical financial information regarding it (and related audit reports and consents) as OFC may reasonably request for securities disclosure purposes.  OFC shall use commercially reasonable efforts to minimize any interference with GCB’s regular business operations during any such access to GCB’s property, books and records.  GCB and each GCB Subsidiary shall permit OFC, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by GCB or any GCB Subsidiary.  In the event any subsurface or phase II site assessments are conducted, OFC shall indemnify GCB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition or otherwise resulting or relating to any such investigation or assessments.

6.4.           Financial and Other Statements.

6.4.1.             Promptly upon receipt thereof, GCB will furnish to OFC copies of each annual, interim or special audit of the books of GCB and the GCB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to GCB by such auditors in connection with each annual, interim or special audit of the books of GCB and the GCB Subsidiaries made by such auditors.

6.4.2.             As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, GCB will notify OFC and make available to OFC the Securities Documents filed by it with the SEC under the Securities Laws.  GCB will furnish to OFC copies of all documents, statements and reports as it or any GCB Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.  Within 25 days after the end of each month, GCB will deliver to OFC a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3.             GCB will advise OFC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of GCB or any of the GCB Subsidiaries.

6.4.4.             With reasonable promptness, GCB will furnish to OFC such additional financial data that GCB possesses and as OFC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.           Maintenance of Insurance.

GCB shall maintain, and cause each GCB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business

6.6.           Disclosure Supplements.

From time to time prior to the earlier of the termination of this Agreement or the Closing Date, GCB will promptly supplement or amend the GCB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such GCB DISCLOSURE SCHEDULE or which is necessary to correct any information in such GCB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such GCB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.           Consents and Approvals of Third Parties.

GCB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.           All Reasonable Efforts.

Subject to the terms and conditions herein provided, GCB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.           Failure to Fulfill Conditions.

In the event that GCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify OFC.

6.10.         No Solicitation.

(a) GCB shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than OFC) any information or data with respect to GCB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which GCB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by GCB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of GCB or otherwise, shall be deemed to be a breach of this Agreement by GCB. GCB and its Subsidiaries shall, and shall cause each of GCB Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from OFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving GCB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of GCB or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of GCB and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of GCB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of GCB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), GCB may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) GCB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) GCB Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to GCB’s shareholders under applicable law; (iii) GCB has provided OFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to GCB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, GCB receives from such Person a confidentiality agreement with terms no less favorable to GCB than those contained in the August 31, 2007 Confidentiality Agreement. GCB shall promptly provide to OFC any non-public information regarding GCB or its Subsidiaries provided to any other Person that was not previously provided to OFC, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that GCB Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of GCB Common Stock or all, or substantially all, of the assets of GCB and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of GCB Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to GCB’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to GCB’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) GCB shall promptly (and in any event within twenty-four (24) hours) notify OFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, GCB or any GCB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. GCB agrees that it shall keep OFC informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the GCB Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OFC in connection with the transactions contemplated by this Agreement (including the Merger), the GCB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with GCB Shareholders Meeting or otherwise, inconsistent with the GCB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the GCB Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause GCB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring GCB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of GCB Shareholders Meeting, the GCB Board may approve or recommend to the shareholders of GCB a Superior Proposal and withdraw, qualify or modify GCB Recommendation in connection therewith (a “GCB Subsequent Determination”) after the fifth (5th) Business Day following OFC’s receipt of a notice (the “Notice of Superior Proposal”) from GCB advising OFC that the GCB Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that GCB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that GCB proposes to accept) if, but only if, (i) the GCB Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is required to take such actions to comply with its fiduciary duties to GCB’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by OFC, GCB and the GCB Board shall have cooperated and negotiated in good faith with OFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable GCB to proceed with the GCB Recommendation without a GCB

Subsequent Determination; provided, however, that OFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by OFC since its receipt of such Notice of Superior Proposal, GCB Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the GCB Recommendation or the making of a GCB Subsequent Determination by the GCB Board shall not change the approval of the GCB Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the GCB Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.10 shall prohibit GCB or the GCB Board from complying with GCB’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in GCB Recommendation unless GCB Board reaffirms GCB Recommendation in such disclosure.

6.11.         Reserves and Merger-Related Costs.

During the period from the date of this Agreement through the earlier of the termination of this Agreement or the Closing Date, GCB agrees to consult with OFC with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  OFC and GCB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as OFC shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until OFC shall have irrevocably certified to GCB that all conditions set forth in Article IX to the obligation of OFC to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12.         Board of Directors and Committee Meetings.

GCB and GC Bank shall permit representatives of OFC (no more than two) to attend any meeting of the Board of Directors of GCB and/or GC Bank or the Executive and Loan Committees thereof as an observer, provided that neither GCB nor GC Bank shall be required to permit the OFC representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of GCB or GC Bank or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to OFC’s participation or the disclosure of which would violate any attorney client privilege.

6.13.         GCB DRIP

Promptly following execution of this Agreement, GCB shall take such steps as necessary to suspend the GCB DRIP until the earlier of the termination of this Agreement or the Closing Date, and if the Closing Date occurs, to terminate the GCB DRIP.

ARTICLE VII
COVENANTS OF OFC

7.1.           Conduct of Business.

During the period from the date of this Agreement to the Closing Date, except with the written consent of GCB, which consent will not be unreasonably withheld, OFC will, and it will cause each OFC Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.           Current Information.

During the period from the date of this Agreement to the Closing Date, OFC will cause one or more of its representatives to confer with representatives of GCB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as GCB may reasonably request. OFC will promptly notify GCB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving OFC and any OFC Subsidiary.  OFC shall be reasonably responsive to requests by GCB for access to such information and personnel regarding OFC and its Subsidiaries as may be reasonably necessary for GCB to confirm that the representations and warranties of OFC contained herein are true and correct and that the covenants of OFC contained herein have been performed in all material respects; provided, however, that OFC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in OFC’s reasonable judgment, would interfere with the normal conduct of OFC’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.           Financial and Other Statements.

OFC will furnish to GCB copies of all documents, statements and reports as it or any OFC Subsidiary files with the OTS or any other Bank Regulator authority with respect to the Merger.  OFC will furnish to GCB copies of all documents, statements and reports as it or any OFC Subsidiary sends to the shareholders of OFC.  OFC will advise GCB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of OFC or any OFC subsidiary.

7.4.           Disclosure Supplements.

During the period from the date of this Agreement to the Closing Date, OFC will promptly supplement or amend the OFC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such OFC DISCLOSURE SCHEDULE or which is necessary to correct any information in such OFC DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such OFC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.           Consents and Approvals of Third Parties.

OFC shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement and shall not take any action or omit to take any action the effect of which would be to adversely affect its ability to obtain Regulatory Approvals or materially increase the period of time necessary to obtain such approvals.

7.6.           All Reasonable Efforts.

Subject to the terms and conditions herein provided, OFC agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.           Failure to Fulfill Conditions.

In the event that OFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify GCB.

7.8.           Employee Benefits.

7.8.1.             OFC will review all GCB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans.  In the event employee compensation and/or benefits as currently provided by GCB or any GCB Subsidiary are changed or terminated by OFC, in whole or in part, OFC shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of OFC or applicable OFC Subsidiary (as of the date any such compensation or benefit is provided). Employees of GCB or any GCB Subsidiary who become participants in an OFC Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of GCB or GC Bank or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the OFC ESOP, and provided further, that credit for benefit accrual purposes will be given only for purposes of OFC vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of OFC.  This Agreement shall not be construed to limit the ability of OFC or Oritani Savings Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.             In the event of any termination or consolidation of any GCB health plan with any OFC health plan, OFC shall make available to employees of GCB or any GCB Subsidiary who continue employment with OFC or a OFC Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to OFC employees.  Unless a Continuing Employee affirmatively terminates coverage under a GCB health plan prior to the time that such Continuing Employee becomes eligible to participate in the OFC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the GCB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of OFC and their dependents.  In the event of a termination or consolidation of any GCB health plan, terminated GCB employees and qualified beneficiaries will have the right to continued coverage under group health plans of OFC in accordance with COBRA, consistent with the provisions below.  In the event of any termination of any GCB health plan, or consolidation of any GCB health plan with any OFC health plan, any coverage limitation under the OFC health plan due to any pre-existing condition shall be waived by the OFC health plan to the degree that such condition was covered by the GCB health plan and such condition would otherwise have been covered by the OFC health plan in the absence of such coverage limitation.  All GCB Employees who cease participating in an GCB health plan and become participants in a comparable OFC health plan shall receive credit for any co-payment and deductibles paid under GCB’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the OFC health plan, upon substantiation, in a form satisfactory to OFC that such co-payment and/or deductible has been satisfied.

7.8.3.             The payments and benefits that would be required to be made under the employment and change in control agreements between (i) GCB and/or GC Bank and (ii) each of the following individuals, Patricia Arnold, Kurt Breitenstein, Stephen Mauger, James Trouwborst, Roger Tully, C. Mark Campell, George E. Irwin, Mary Smith, Mathew Rough, and James Rickenberg, assuming a termination of employment as of November 1, 2007, shall be calculated in accordance with the principles set forth in GCB DISCLOSURE SCHEDULE 7.8.3, which includes explanatory detail and analysis as to the method of the calculation of the payments and benefits due.  Each of the executives referenced in this Section 7.8.3 shall sign an acknowledgement and release upon receipt of the payments set forth therein, a form of which is included in GCB DISCLOSURE SCHEDULE 7.8.3.

7.8.4.             Any employee of GCB or any GCB Subsidiary who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall be entitled to receive, upon a termination of employment in connection with the Merger, which shall include any termination (other than a termination for cause) of any employee of GCB or any GCB Subsidiary within six months of the Closing Date, two weeks pay for each year of service with GCB, with a minimum severance of four, and a maximum severance of twenty six, weeks’ pay.

7.8.5.             OFC shall honor the Executive Supplemental Retirement Income Agreements for C. Mark Campbell, and George E. Irwin, effective January 1, 1999, in accordance with their terms.

7.8.6.             Within 30 days prior to the Effective Time, GC Bank shall, in accordance with applicable law and terms of the plan document, take all action as necessary to terminate the Director Supplemental Retirement Income Agreement for Robert C. Soldoveri, dated March 1, 2004 (the “Director SERP”), including amending the SERP as may be required prior to December 31, 2007, in order to conform such agreement to Code Section 409A and the regulations and other guidance issued thereunder (“Treasury Regulations”).  In accordance herewith, GCB or GC Bank shall provide for the payment of all remaining contributions the SERP to the participant or such participant’s retirement income trust fund (a so-called “secular trust” or grantor trust established by the individual participant) at the Effective Time, in accordance with Treasury Regulation 1.409A-3(j)(4)(ix)(B).  In addition, within 30 days prior to the Effective Time, GC Bank shall, in accordance with applicable law and the terms of the relevant plan documents, take all action as is necessary to terminate the Director Deferred Compensation Plans of GC Bank, effective February 1, 1999, which Director Deferred Compensation Plans are “account balance plans” within the meaning of Treasury Regulation Section 1.409A-1(c)(2)(i)(A), and the GC Bank Directors Emeritus Plans, effective February 1, 1999, which Directors Emeritus Plans are “non-account balance plans” within the meaning of Treasury Regulation Section 1.409A-1(c)(2)(i)(C) (collectively, the Director Deferred Compensation Plans and the Directors Emeritus Plans shall be referred to as the “Directors Plans”).   In accordance herewith, and prior to the Closing Date, GC Bank shall amend the Director Plans in order to conform such plans to the Code Section 409A and the Treasury Regulations issued thereunder.  GCB and/or GC Bank shall distribute benefits due to the participants under such Director Plans at the Effective Time, in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).   GCB and/or GC Bank shall obtain from each participant in the Director SERP and in the Director Plans an acknowledgement verifying the payments of the amounts due thereunder and releasing GCB, GC Bank, OFC and any OFC Subsidiary from any obligations thereunder.

7.8.7.             On the Closing Date, OFC (or if requested by OFC, GCB) shall make the cash payment to Anthony M. Bruno, Jr. as set forth in OFC DISCLOSURE SCHEDULE 7.8.7 (which cannot be amended without GCB’s written consent) in full satisfaction of all obligations under the employment agreement between GCB and GC Bank and Anthony M. Bruno, Jr. and under the Executive Supplemental Retirement Income Agreement for Anthony M. Bruno, Jr. (the “Bruno SERP”).   Anthony M. Bruno, Jr. shall execute an acknowledgment of payment and a release of any further claims under these agreements, using the form attached to OFC Disclosure Schedule 7.8.7.  In connection with the execution of this Agreement, OFC, Oritani Savings Bank and Anthony M. Bruno, Jr. shall execute the non-compete agreement attached to OFC DISCLOSURE SCHEDULE 7.8.7.  The parties will take all action to terminate the Bruno SERP at the Effective Date following the cash payment set forth above.

7.9.           Directors and Officers Indemnification and Insurance.

7.9.1.             For a period of six years after the Effective Time, OFC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of GCB or a GCB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of OFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GCB or a GCB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under applicable state or Federal law (including OTS Regulations), OFC’s Certificate of Incorporation and Bylaws, and under GCB’s Certificate of Incorporation or Charter and Bylaws. OFC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law (including OTS Regulations) upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify OFC (but the failure so to notify OFC shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices OFC) and shall deliver to OFC the undertaking referred to in the previous sentence.

7.9.2.             In the event that either OFC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of OFC shall assume the obligations set forth in this Section 7.9.

7.9.3.             OFC shall maintain, or shall cause Oritani Savings Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of GCB (provided, that OFC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall OFC be required to expend pursuant to this Section 7.9.3 more than 150% of the annual cost currently expended by GCB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, OFC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, GCB agrees in order for OFC to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4.             The obligations of OFC provided under this Section 7.9 are intended to be enforceable against OFC directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of OFC.

7.10.         Stock Listing.

As of or prior to the Effective Time, OFC shall list on the Nasdaq (or such other national securities exchange on which the shares of the OFC Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of OFC Common Stock to be issued in the Merger.

7.11.         Stock and Cash Reserve.

OFC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12.         Section 16(b) Exemption

OFC and GCB agree that, in order to most effectively compensate and retain GCB Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that GCB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of GCB Common Stock into shares of OFC in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12.  Assuming that GCB delivers to OFC the GCB Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of OFC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the GCB Insiders (as defined below) of OFC Common Stock in exchange for shares of GCB Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the GCB Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.  “GCB Section 16 Information” shall mean information accurate in all material respects regarding the GCB Insiders, the number of shares of GCB Common Stock held by each such GCB Insider and expected to be exchanged for OFC Common Stock in the Merger.  “GCB Insiders” shall mean those officers and directors of GCB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to OFC Common Stock subsequent to the Effective Time.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.           GCB and OFC Shareholder Meetings.

8.1.1.             GCB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of,

convene and hold a meeting of its shareholders (the “GCB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in GCB’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the GCB shareholders (the “GCB Recommendation”).

8.1.2.             OFC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “OFC Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in OFC’s reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the OFC shareholders.  The Board of Directors of OFC may fail to make such a recommendation, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with GCB with respect to each of the foregoing matters.

8.2.           Joint Proxy Statement-Prospectus.

8.2.1.             For the purposes (x) of registering OFC Common Stock to be offered to holders of GCB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the GCB Shareholders Meeting and the OFC Shareholders Meeting, OFC shall draft and prepare, and GCB shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the GCB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus”).  OFC shall file the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, with the SEC.  Each of OFC and GCB shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of GCB and OFC shall thereafter promptly mail the Joint Proxy Statement-Prospectus to the GCB shareholders. OFC shall also use its reasonably best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GCB shall furnish all information concerning GCB and the holders of GCB Common Stock as may be reasonably requested in connection with any such action.

8.2.2.             GCB shall provide OFC with any information concerning itself that OFC may reasonably request in connection with the drafting and preparation of the Joint Proxy Statement-Prospectus, and OFC shall notify GCB promptly of the receipt of any comments of the SEC with respect to the Joint Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to GCB promptly copies of all correspondence between OFC or any of their representatives and the SEC.

OFC shall give GCB and its counsel the reasonable opportunity to review and comment on the Joint Proxy Statement-Prospectus prior to its being filed with the SEC and shall give GCB and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Joint Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of OFC and GCB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of GCB Common Stock entitled to vote at the GCB Shareholders Meeting hereof at the earliest practicable time.

8.2.3.             GCB and OFC shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, GCB shall cooperate with OFC in the preparation of a supplement or amendment to such Joint Proxy Statement-Prospectus that corrects such misstatement or omission, and OFC shall file an amended Merger Registration Statement with the SEC, and each of GCB shall mail an amended Joint Proxy Statement-Prospectus to the GCB shareholders. If requested by OFC, GCB shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Joint Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding GCB, in form and substance that is customary in transactions such as the Merger.

8.3.           Regulatory Approvals.

Each of GCB and OFC will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. GCB and OFC will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of GCB or OFC to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. GCB shall have the right to review and approve in advance all characterizations of the information relating to GCB and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  OFC shall give GCB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give GCB and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

8.4.           Affiliates.

8.4.1.             GCB shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of GCB to deliver to OFC, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the GCB Shareholders Meeting, a written agreement, in the form of Exhibit D hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of OFC Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX
CLOSING CONDITIONS

9.1.           Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.             Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of GCB and the shareholders of OFC.

9.1.2.             Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.             Regulatory Approvals.  All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of OFC, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of GCB, GC Bank and OFC or materially impair the value of GCB or GC Bank to OFC.

9.1.4.             Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of OFC Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.             Nasdaq Listing.  The shares of OFC Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6.             Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, OFC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to OFC, and GCB shall have received an opinion of Quarles & Brady LLP reasonably acceptable in form and substance to GCB, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinions described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of OFC and GCB and their respective Subsidiaries.

9.2.           Conditions to the Obligations of OFC under this Agreement.

The obligations of OFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.4 at or prior to the Closing Date:

9.2.1.             Representations and Warranties.  Each of the representations and warranties of GCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and GCB shall have delivered to OFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of GCB as of the Effective Time.

9.2.2.             Agreements and Covenants.  GCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and OFC shall have received a certificate signed on behalf of GCB by the Chief Executive Officer and Chief Financial Officer of GCB to such effect dated as of the Closing Date.

9.2.3.             Permits, Authorizations, Etc.  All material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger shall have been obtained.

9.2.4.             No Material Adverse Effect.  Since December 31, 2006, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GCB.

GCB will furnish OFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as OFC may reasonably request.

9.3.           Conditions to the Obligations of GCB under this Agreement.

The obligations of GCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1.             Representations and Warranties.  Each of the representations and warranties of OFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and OFC shall have delivered to GCB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of OFC as of the Closing Date.

9.3.2.             Agreements and Covenants.  OFC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and GCB shall have received a certificate signed on behalf of OFC by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

9.3.3.             Permits, Authorizations, Etc.  OFC shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4.             Payment of Merger Consideration.  OFC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide GCB with a certificate evidencing such delivery.

9.3.5.             No Material Adverse Effect.  Since June 30, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on OFC.

OFC will furnish GCB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as GCB may reasonably request.

ARTICLE X
THE CLOSING

10.1.         Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which OFC and GCB mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.        Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to OFC and GCB the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, OFC shall have delivered the Exchange Fund as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of GCB:

11.1.1.           At any time by the mutual written agreement of OFC and GCB;

11.1.2.           By the Board of Directors of either party (provided, that the party seeking to terminate the Agreement pursuant to this Section 11.1.2 is not then in breach of any representation, warranty, covenant or other agreement contained herein, which breach would entitle the other party not to consummate the transactions contemplated hereby under either Section 9.2.1 or 9.3.1) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 15 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by GCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by OFC);

11.1.3.           By the Board of Directors of either party (provided, that the party seeking to terminate the Agreement pursuant to this Section 11.1.3 is not then in breach of any representation, warranty, covenant or other agreement contained herein, which breach would entitle the other party not to consummate the transactions contemplated hereby under either Section 9.2.1 or 9.3.1) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by GCB) or Section 9.3.2 (in the case of a breach of covenant by OFC);

11.1.4.           At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by OFC and GCB; provided, that no party may terminate this Agreement pursuant to this

Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.           By the Board of Directors of either party if:  the shareholders of GCB shall have voted at the GCB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions; or the shareholders of OFC shall have voted at the OFC Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6.           By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.           By the Board of Directors of either party in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 (provided, that the party seeking to terminate the Agreement pursuant to this Section 11.1.7 is not then in breach of any representation, warranty, covenant or other agreement contained herein, which breach would entitle the other party not to consummate the transactions contemplated hereby under either Section 9.2.1 or 9.3.1).

11.1.8.           By the Board of Directors of OFC if GCB has received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of GCB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to OFC.

11.1.9.           By the Board of Directors of GCB if GCB has received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of GCB has made a determination to accept such Superior Proposal.

11.1.10.         By GCB, if the GCB Board of Directors so determines by a majority vote at any time during the five business-day period commencing on the Regulatory Approval Date, if both of conditions (i) and (ii) below are satisfied and otherwise as provided in this Section 11.1.10, as follows:

(i)	The OFC Determination Date Market Value is less than OFC Minimum Calculation Price multiplied by 0.825; and

(ii)
the number obtained by dividing the OFC Determination Date Market Value by the Initial OFC Market Value shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.275;

(iii)
subject, however, to the following three sentences: If GCB elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to OFC. During the five Business Day period commencing with its receipt of such notice, OFC shall have the option to increase the consideration to be received by the holders of GCB Stock who elect to receive OFC Stock hereunder by adjusting the Exchange Ratio to the following quotient at its sole discretion: (i)  the quotient determined by dividing the OFC Minimum Calculation Price by the OFC Determination Date Market Value, and multiplying the quotient by the product of the Maximum Exchange Ratio and 0.825.  If OFC so elects, it shall give, within such five business-day period, written notice to GCB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

(iv)	“Final Index Price,” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Regulatory Approval Date.
(v)	“Index Group” means the NASDAQ Bank Index.
(vi)	“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.
(vii)	“Initial Index Price“ means the closing value of the Index on the trading day ended two days preceding the execution of this Agreement.
(viii)	“Initial OFC Market Value” means $16.30.
(ix)	“Maximum Exchange Ratio” means $21.40 divided by $14.67.
(x)
“OFC Determination Date Market Value” shall be the average of the daily closing sales prices of a share of OFC Stock as reported on the Nasdaq Global Market for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

(xi)	“OFC Minimum Calculation Price” means $14.67.
(xii)
“Regulatory Approval Date” shall mean the later to occur of the following:  (1)  GCB and OFC shareholder approvals;  (2) the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

11.2.        Effect of Termination.

11.2.1.           In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.           If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)           Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)           In the event of a termination of this Agreement because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)           As a condition of OFC’s willingness, and in order to induce OFC, to enter into this Agreement, and to reimburse OFC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, GCB hereby agrees to pay OFC, and OFC shall be entitled to payment of a fee of $6,600,000 (the “OFC Fee”), in cash or immediately available funds within three business days after written demand for payment is made by OFC, following the occurrence of any of the events set forth below:

(i)           GCB terminates this Agreement pursuant to Section 11.1.9 or OFC terminates this Agreement pursuant to Section 11.1.8; or

(ii)           The entering into a definitive agreement by GCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving GCB within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by OFC pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful and material breach by GCB; or (ii) the failure of the shareholders of GCB to approve this Agreement after the occurrence of an Acquisition Proposal.

(D)           If demand for payment of the OFC Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then OFC will not have any other rights or claims against GCB, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the OFC Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of OFC against GCB and its Subsidiaries and their respective officers and directors.

11.3.          Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of GCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of GCB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to GCB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

12.1.         Confidentiality.

Except as specifically set forth herein, OFC and GCB mutually agree to be bound by the terms of the confidentiality agreements dated August 30, 2007 (the “Confidentiality Agreements”) previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.         Public Announcements.

GCB and OFC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither GCB nor OFC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.          Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to GCB, to:	Anthony M. Bruno, Jr. Chairman, President and Chief Executive Officer Greater Community Bancorp 55 Union Boulevard Totowa, New Jersey 07512 Fax: (973) -

With required copies to:	Walter J. Skipper, Esq Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Fax: (414) 978-8976

If to OFC, to:	Kevin J. Lynch. President and Chief Executive Officer Oritani Financial Corp. 370 Pascack Street Township of Washington, New Jersey 07676 Fax: (201)

With required copies to:	John J. Gorman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5.         Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except as provided in Article III and Sections 7.8.2 and 7.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.         Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8.         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.         Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws, except to the extent superseded by federal law.

12.10.       Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this

Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.       Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12.       Disclosure Schedule.

The mere inclusion of an item in the relevant OFC Disclosure Schedule or GCB Disclosure Schedule as an exception to a representation, warranty, or covenant shall not be deemed an admission by a party that such items represents a material, exception or material fact, event, or circumstance or that such item has had or would have a Material Adverse Effect with respect to GCB or any GCB Subsidiary, as applicable.

IN WITNESS WHEREOF, OFC and GCB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Oritani Financial Corp.

Dated: November 13, 2007	By:	/s/ Kevin J. Lynch
		Name:	Kevin J. Lynch.
		Title:	Chairman, President and Chief Executive Officer

Greater Community Bancorp

Dated: November 13, 2007	By:	/s/ Anthony M. Bruno, Jr.
		Name:	Anthony M. Bruno, Jr.
		Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

November __, 2007

Oritani Financial Corp.
370 Pascack Street
Township of Washington, New Jersey 07676

Ladies and Gentlemen:

Oritani Financial Corp. (“OFC”) and Greater Community Bancorp, Inc. (“GCB”) have entered into an Agreement and Plan of Merger dated as of November 13, 2007 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) GCB will merge with and into OFC, with OFC surviving the merger, to be followed by the merger of Greater Community Bank (“GC Bank”) with and into Oritani Savings Bank, with Oritani Savings Bank surviving the merger (collectively referred to as the “Merger”); and (b) shareholders of GCB will receive cash and/or common stock of OFC as stated in the Merger Agreement.

OFC has requested, as a condition to its execution and delivery to GCB of the Merger Agreement, that the undersigned, being a director of GCB and GC Bank, execute and deliver to OFC this Voting Agreement.

Each of the undersigned, in order to induce OFC to execute and deliver to GCB the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of shareholders of GCB called to vote for approval of the Merger so that all shares of common stock of GCB over which the undersigned or a member of the undersigned’s immediate family (which shall, for the purposes of this Voting Agreement, include the undersigned’s spouse and minor children with respect to which the undersigned has the power to bind) has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of GCB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving GCB;

(b)           Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of GCB, to approve or adopt the Merger Agreement;

(c)           Agrees not to sell, transfer or otherwise dispose of any common stock of GCB on or prior to the date of the meeting of GCB shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Voting Agreement; and except that the undersigned may sell, transfer or otherwise dispose of shares of common stock of GCB, without restriction hereunder, in an amount in the aggregate not to exceed 20% of the shares of GCB otherwise subject to this Voting Agreement.

(d)           Represents that the undersigned has the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

The obligations set forth herein shall terminate upon the earlier to occur of:  (i)  any termination of the Merger Agreement; or (ii) August 31, 2008.

____________________________

This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Voting Agreement.

____________________________

The undersigned intend to be legally bound hereby.

Sincerely,

Name

Title

EXHIBIT B

ORITANI FINANCIAL CORP, MHC VOTING AGREEMENT

November 13, 2007

Greater Community Bancorp
55 Union Boulevard
Totowa, New Jersey 07512

Ladies and Gentlemen:

Oritani Financial Corp. (“OFC”) and Greater Community Bancorp, Inc. (“GCB”) have entered into an Agreement and Plan of Merger dated as of November 13, 2007 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) GCB will merge with and into OFC, with OFC surviving the merger, to be followed by the merger of Greater Community Bank (“GC Bank”) with and into Oritani Savings Bank, with Oritani Savings Bank surviving the merger (collectively referred to as the “Merger”); and (b) shareholders of GCB will receive cash and/or common stock of GCB as stated in the Merger Agreement.

GCB has requested, as a condition to its execution and delivery to OFC of the Merger Agreement, that the undersigned, execute and deliver to OFC this Letter Agreement.

The undersigned, in order to induce GCB to execute and deliver to OFC the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of shareholders of OFC called to vote for approval of the Merger so that all shares of common stock of OFC over which the undersigned has sole voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of OFC) and;

(b)           Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of OFC, to approve or adopt the Merger Agreement;

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

____________________________

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

____________________________

The undersigned intend to be legally bound hereby.

Sincerely,

Kevin J. Lynch, on behalf of
Oritani Financial Corp., MHC

EXHIBIT C

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is dated as of the __th day of ______ 2008, by and between Greater Community Bank, a New Jersey-chartered commercial bank, and Oritani Savings Bank, a New Jersey-chartered savings bank.

RECITALS:

1.           Upon consummation of the merger described in paragraph 2, Greater Community Bank and Oritani Savings Bank will both be wholly-owned subsidiaries of Oritani Financial Corp., a Federal corporation (“OFC”); and

2.           OFC desires that Greater Community Bank merge with and into Oritani Savings Bank following the consummation of the merger of Greater Community Bancorp, Inc., a New Jersey corporation (“GCB”), with and into OFC, or a subsidiary thereof pursuant to the Agreement and Plan of Merger, dated as of November 13, 2007, by and between OFC and GCB (the “Holding Company Merger Agreement”);

3.           In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Greater Community Bank and Oritani Savings Bank hereby agree as follows:

1.	DEFINITIONS

Each of the following terms shall have the meanings set forth below:

1.1           “Effective Time” shall refer to the date and time at which the Merger becomes effective in accordance with the rules and regulations of the NJDBI.

1.2           “Merger” shall refer to the merger of Greater Community Bank with and into Oritani Savings Bank as provided in Section 2.1 of this Agreement.

1.3           “Holding Company Merger” shall refer to the merger of GCB with and into OFC as contemplated by the Holding Company Merger Agreement.

1.4           “Merging Institutions” shall collectively refer to Greater Community Bank and Oritani Savings Bank.

1.5	“OTS” shall refer to the Office of Thrift Supervision.

1.6           “Surviving Institution” shall refer to Oritani Savings Bank as the surviving institution of the Merger.

1.7           “NJDBI” shall refer to the New Jersey Department of Banking and Insurance.

2.	TERMS OF THE MERGER

2.1           The Merger.

(a)            Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Greater Community Bank shall be merged with and into Oritani Savings Bank pursuant to applicable laws and regulations.  Oritani Savings Bank shall be the Surviving Institution of the Merger and shall continue as a savings bank chartered and regulated by the NJDBI.  The outstanding shares of common stock of Greater Community Bank shall be canceled as a result of the Merger. The shares of capital stock of Oritani Savings Bank outstanding immediately prior to consummation of the Merger shall constitute the only outstanding shares of capital stock of the Surviving Institution following consummation of the Merger.

(b)           The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including the approval of the OTS and the NJDBI, and the expiration of all applicable waiting periods with respect to both the Holding Company Merger and the Merger.   The shareholder of Greater Community Bank and Oritani Savings Bank, as well as their respective Boards of Directors, if applicable, shall have taken appropriate action to vote to approve this Agreement and the Merger.

(c)           At the Effective Time, the Surviving Institution shall be considered the same business and corporate entity as each of the Merging Institutions and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Institutions shall vest in the Surviving Institution and the Surviving Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Institutions and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Institution.  In addition, any reference to either of the Merging Institutions in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Institution if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Institutions is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Institutions if the Merger had not occurred.

(d)           All deposit accounts of Greater Community Bank shall be and become deposit accounts in the Surviving Institution without change in their respective terms, maturity, minimum required balances or withdrawal value.  Appropriate evidence of the deposit account in the Surviving Institution shall be provided by the Surviving Institution to each deposit account holder of Greater Community Bank, as necessary, after consummation of the Merger.  Any liquidation account, as such term is defined in NJDBI regulations, maintained by Greater Community Bank shall be assumed by Oritani Savings Bank as the Surviving Institution.

(e)           All deposit accounts of Oritani Savings Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Institution after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(f)           The principal office of Oritani Savings Bank shall continue to be 370 Pascack Street, Township of Washington, New Jersey 07676 after the Effective Time.  The former offices of Greater Community Bank will be operated as offices of Oritani Savings Bank immediately following the Effective Time.  Schedule 2.1(f) contains a list of the principal office and each branch office of Oritani Savings Bank and Greater Community Bank.

2.2           Effective Time; Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Oritani Savings Bank, at 4:00 p.m., New York time, on such date as Oritani Savings Bank shall designate, which date shall be the date of the effective time of the Holding Company Merger.

2.3           Name of Surviving Institution. The name of the Surviving Institution shall be “Oritani Savings Bank.”

2.4           Charter.  On and after the Effective Time, the Charter of Oritani Savings Bank as a federal savings bank shall be the Charter of the Surviving Institution until amended in accordance with applicable law.

2.5           Bylaws. On and after the Effective Time, the Bylaws of Oritani Savings Bank as a federal savings bank shall be the Bylaws of the Surviving Institution until amended in accordance with applicable law.

2.6           Directors. Prior to the Effective Time, Oritani Savings Bank shall take action necessary to increase by two members the number of persons constituting the Board of Directors of Oritani Savings Bank, and immediately after the Effective Time, Oritani Savings Bank shall take all action necessary to elect Alfred R. Urbano and Robert C. Soldoveri to its Board of Directors for a term of not less than one year.  The directors of the Surviving Institution shall be those persons serving as directors of Oritani Savings Bank immediately prior to the Effective Time as well as Alfred R. Urbano and Charles J. Volpe.  The directors of the Surviving Institution shall hold office in accordance with the Charter and Bylaws of the Surviving Institution.

3.	MISCELLANEOUS

3.1           Conditions Precedent.  The respective obligations of each party under this Agreement shall be subject to: (i) the receipt or waiver of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the completion of the Holding Company Merger; and  (iii) the approval of this Agreement by OFC in its capacity as sole stockholder of Greater Community Bank and Oritani Savings Bank.

3.2           Additional Actions.  If, at any time after the Effective Time, Oritani Savings Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Oritani Savings  Bank its right, title or interest in, to or under any of the rights, properties or assets of Greater Community Bank, or (ii) otherwise carry out the purposes of this Agreement, Greater Community Bank and its officers and directors shall be deemed to have granted to Oritani Savings  Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Oritani Savings  Bank its right, title or interest in, to or under any of the rights, properties or assets of Greater Community Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Oritani Savings  Bank are authorized in the name of Greater Community Bank or otherwise to take any and all such action.

3.3           Amendments.  To the extent permitted by the applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.4           Successors.  This Agreement shall be binding on the successors of Greater Community Bank and Oritani Savings Bank.

3.5           Governing Law.  This Agreement shall be governed by the laws of the United States of America except to the extent New Jersey law governs.

3.6           Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

3.7           Miscellaneous.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

3.8           Termination.  This Agreement shall terminate upon the termination of the Holding Company Merger Agreement in accordance with its terms.  This Agreement also may be terminated at any time prior to the Effective Time by mutual consent of the parties.  In the event of the termination of this Agreement as provided in this Section 3.8, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates.

[Signature page follows]

IN WITNESS WHEREOF, Greater Community Bank and Oritani Savings Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	GREATER COMMUNITY BANK

By:
Anthony M. Bruno, Jr.
Corporate Secretary		President and Chief Executive Officer

ATTEST:	ORITANI SAVINGS BANK

By:
Kevin J. Lynch
Corporate Secretary		President and Chief Executive Officer

EXHIBIT D

AFFILIATES AGREEMENT

November __, 2007

Oritani Financial Corp.
370 Pascack Street
Township of Washington, New Jersey 07676

Gentlemen:

I have been advised that I might be considered to be an “affiliate” of Greater Community Bancorp (“GCB”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Oritani Financial Corp. (“Oritani Financial Corp.”) and GCB have entered into an Agreement and Plan of Merger, dated as of November 13, 2007 (the “Agreement”).  Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock (“Common Stock”) in exchange for my shares of common stock, par value $0.50 per share, of GCB (“GCB Common Stock”).  This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, Oritani Financial Corp. as follows:

1.           I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Oritani Financial Corp. Common Stock, to the extent I felt necessary, with my counsel or counsel for GCB.

2.           I have been advised that any issuance of shares of Oritani Financial Corp. Common Stock to me pursuant to the Merger will be registered with the SEC.  I have also been advised, however, that, because I may be an “affiliate” of GCB at the time the Merger will be submitted for a vote of the stockholders of GCB and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Oritani Financial Corp., I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

3.           I understand and agree that stop transfer instructions will be given to the transfer agent of Oritani Financial Corp. with respect to the shares of Oritani Financial Corp. Common

Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

           The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies.  The shares represented by this certificate may only be transferred in accordance with Rule 145(d) or an effective registration statement or exemption from registration under the Securities Act.

4.           Unless a transfer of my shares of the Oritani Financial Corp. Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, Oritani Financial Corp. reserves the right to put an appropriate legend on the certificate issued to my transferee.

           It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.  It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Oritani Financial Corp. of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Oritani Financial Corp., or other evidence reasonably satisfactory to Oritani Financial Corp., to the effect that a transfer of my shares of Oritani Financial Corp. Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder.  In addition, it is understood and agreed that the legend set forth in Paragraph 2 above shall be removed forthwith from the certificate or certificates representing my shares of Oritani Financial Corp. Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as Oritani Financial Corp. is then in compliance with SEC Rule 144(c), or if Oritani Financial Corp. shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Oritani Financial Corp., or other evidence satisfactory to Oritani Financial Corp. that a transfer of my shares of the Oritani Financial Corp. Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5.           I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

6.           I further recognize that in the event I become a director or officer of Oritani Financial Corp. upon consummation of the Merger, any sale of Oritani Financial Corp. Common Stock by me may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

7.           Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of GCB as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

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This Letter Agreement shall be binding on my heirs, legal representative and successors.

Very truly yours,

Signature

Name (Please Print)

Accepted as of the date first above written

ORITANI FINANCIAL CORP.

By:
Name:
Title: